Exhibit 16.1

January 5, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Ladies and Gentlemen:

This letter will confirm that we reviewed Item 4.01 of the Form 8-K/A of Nexia Holdings, Inc., dated December 1, 2005, filed on or about January 5, 2006 captioned “Changes in Registrant’s Certifying Accountant,” and that we agree with the statements made therein as they relate to HJ & Associates, LLC.

We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Bongiovanni & Associates, P.A. or the approval of such engagement by the Board of Directors. In addition, we are not in a position to agree or disagree with the statements made in Item 4.01 regarding changes made to the consolidation and the accounting for the acquisition by Nexia Holdings, Inc. of Salt Lake Development Corporation, related consultation with and recommendations made by a third party accountant and the completion of the review by the New Accountants and the filing of an amended Form 10-QSB for the period ended September 30, 2005 being filed on December 15, 2005. We are also not in a position to agree or disagree with the results of changes made to the September 30, 2005 financial statements of Nexia Holdings, Inc. as set forth in Exhibit 99.1.

This letter will also confirm that the reason for our resignation was as a result of Nexia Holdings, Inc. filing the September 30, 2005 10-QSB prior to our completing our review.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah